                                                                     EXHIBIT 2.2

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                           Dated as of March 15, 2004

                                      among

                            GENERAL ELECTRIC COMPANY,

                            JET ACQUISITION SUB, INC.

                                       and

                           INVISION TECHNOLOGIES, INC.

                               TABLE OF CONTENTS


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                                                                                                     PAGE
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ARTICLE I    The Merger........................................................................       1

         Section 1.1   The Merger..............................................................       1
         Section 1.2   Closing.................................................................       1
         Section 1.3   Effective Time..........................................................       1
         Section 1.4   Effects of the Merger...................................................       2
         Section 1.5   Certificate of Incorporation and By-laws of the Surviving Corporation...       2
         Section 1.6   Directors of the Surviving Corporation..................................       2
         Section 1.7   Officers of the Surviving Corporation...................................       2

ARTICLE II   Effect of the Merger on the Capital Stock of the Constituent Corporations;
             Exchange of Certificates; Company Stock Options...................................       2

         Section 2.1   Effect on Capital Stock.................................................       2
         Section 2.2   Surrender of Certificates...............................................       4
         Section 2.3   Company Stock Options...................................................       5
         Section 2.4   Withholding Taxes.......................................................       6
         Section 2.5   Adjustments.............................................................       6

ARTICLE III  Representations and Warranties of the Company.....................................       6

         Section 3.1   Organization, Standing and Corporate Power..............................       7
         Section 3.2   Capitalization..........................................................       8
         Section 3.3   Authority; Noncontravention; Voting Requirements........................       9
         Section 3.4   Governmental Approvals..................................................      10
         Section 3.5   Company SEC Documents; Undisclosed Liabilities..........................      11
         Section 3.6   Absence of Certain Changes or Events....................................      13
         Section 3.7   Legal Proceedings.......................................................      14
         Section 3.8   Compliance With Laws; Permits...........................................      14
         Section 3.9   Information in Proxy Statement..........................................      15
         Section 3.10  Tax Matters.............................................................      15
         Section 3.11  Employee Benefits and Labor Matters.....................................      16
         Section 3.12  Environmental Matters...................................................      21

                                       i


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                               TABLE OF CONTENTS
                                  (continued)



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                                                                                                     PAGE
         Section 3.13  Contracts...............................................................      23
         Section 3.14  Government Contracts....................................................      25
         Section 3.15  Title to Properties.....................................................      27
         Section 3.16  Intellectual Property...................................................      27
         Section 3.17  Insurance, Claims and Warranties........................................      29
         Section 3.18  Opinion of Financial Advisor............................................      30
         Section 3.19  Brokers and Other Advisors..............................................      30
         Section 3.20  State Takeover Statutes.................................................      30

ARTICLE IV   Representations and Warranties of Parent and Merger Sub...........................      31

         Section 4.1   Organization, Standing and Corporate Power..............................      31
         Section 4.2   Authority; Noncontravention.............................................      31
         Section 4.3   Governmental Approvals..................................................      32
         Section 4.4   Information Supplied....................................................      32
         Section 4.5   Ownership and Operations of Merger Sub..................................      32
         Section 4.6   Financing...............................................................      32
         Section 4.7   Brokers and Other Advisors..............................................      32

ARTICLE V    Covenants and Agreements..........................................................      32

         Section 5.1   Preparation of the Proxy Statement; Stockholder Meeting.................      32
         Section 5.2   Conduct of Business of the Company......................................      33
         Section 5.3   No Solicitation by the Company; Etc.....................................      37
         Section 5.4   Further Action; Reasonable Best Efforts.................................      40
         Section 5.5   Public Announcements....................................................      42
         Section 5.6   Access to Information; Confidentiality..................................      42
         Section 5.7   Notification of Certain Matters.........................................      43
         Section 5.8   Indemnification and Insurance...........................................      43
         Section 5.9   Securityholder Litigation...............................................      44
         Section 5.10  Fees and Expenses.......................................................      44
         Section 5.11  Employee Benefits.......................................................      44
         Section 5.12  Sale of Company NDT Business............................................      45
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                                       ii


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                               TABLE OF CONTENTS
                                  (continued)



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ARTICLE VI   Conditions Precedent..............................................................      45

         Section 6.1   Conditions to Each Party's Obligation to Effect the Merger..............      45
         Section 6.2   Conditions to Obligations of Parent and Merger Sub......................      46
         Section 6.3   Conditions to Obligation of the Company.................................      47
         Section 6.4   Frustration of Closing Conditions.......................................      48

ARTICLE VII  Termination.......................................................................      48

         Section 7.1   Termination.............................................................      48
         Section 7.2   Effect of Termination...................................................      50
         Section 7.3   Termination Fee.........................................................      50

ARTICLE VIII Miscellaneous.....................................................................      51
         Section 8.1   Nonsurvival of Representations and Warranties...........................      51
         Section 8.2   Amendment or Supplement.................................................      52
         Section 8.3   Extension of Time, Waiver, Etc..........................................      52
         Section 8.4   Assignment..............................................................      52
         Section 8.5   Counterparts; Facsimile; Electronic Transmission........................      52
         Section 8.6   Entire Agreement; No Third-Party Beneficiaries..........................      52
         Section 8.7   Governing Law; Waiver of Jury Trial.....................................      53
         Section 8.8   Specific Enforcement....................................................      53
         Section 8.9   Consent to Jurisdiction.................................................      53
         Section 8.10  Notices.................................................................      53
         Section 8.11  Severability............................................................      55
         Section 8.12  Definitions.............................................................      55
         Section 8.13  Interpretation..........................................................      59

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2004 (this "Agreement"), is among GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), JET ACQUISITION SUB, INC., a Delaware corporation and a direct, wholly owned Subsidiary of Parent ("Merger Sub"), and INVISION TECHNOLOGIES, INC., a Delaware corporation (the "Company"). Certain terms used in this Agreement are used as defined in Section 8.12.

         WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions provided for in this Agreement;

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   The Merger

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

         SECTION 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date". The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to in writing by the parties hereto.

         SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

         SECTION 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

         (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

         (b) At the Effective Time and without any further action on the part of the Company and Merger Sub, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

         SECTION 1.6 Directors of the Surviving Corporation. Parent shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options

         SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

         (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Appraisal Shares) shall be converted into the right to receive $50.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

         (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c). The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         SECTION 2.2 Surrender of Certificates.

         (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the "Paying Agent"). Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Such funds provided to the Paying Agent are referred to herein as the "Payment Fund".

         (b) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

         (c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

         (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

         (e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

         (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

         (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

         SECTION 2.3 Company Stock Options.

         (a) Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an "Option") shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and use its best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this
Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company

Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over
(ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

         (b) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the "SEC") regarding such matters.

         SECTION 2.4 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

         SECTION 2.5 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

                                  ARTICLE III

                  Representations and Warranties of the Company

         Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub that:

         SECTION 3.1 Organization, Standing and Corporate Power.

         (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each U.S. state and, to the extent applicable in such jurisdiction, each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse
Effect: (1) any effect, change, event, occurrence or state of facts relating to the U.S. or the global economy in general and not specifically relating to (and to the extent not disproportionately affecting) the Company; (2) any effect, change, event, occurrence or state of facts resulting from any reduction in the U.S. federal budget for Homeland Security programs and not specifically relating to (and to the extent not disproportionately affecting) the Company, (3) any effect, change, event, occurrence or state of facts that arises out of or results from the announcement or pendency of this Agreement or any of the Transactions; and (4) any effect, change, event, occurrence or state of facts resulting from (x) any action taken by the Company or its Subsidiaries with Parent's express written consent or (y) the disposition of the Company NDT Business in accordance with this Agreement or (ii) the Company's ability to perform its obligations under this Agreement or consummate the Transactions. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether the conditions set forth in Sections 6.2(a) and 6.2(d) have been satisfied and whether Parent may terminate this Agreement pursuant to Section 7.1(c)(i), a "Company Material Adverse Effect" shall be deemed to have occurred if (and only if) the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) has resulted in or would reasonably be expected to result in liability to Parent or its Subsidiaries (including, for purposes hereof, the Company (or its Subsidiaries)) or diminution in the value of the Company (including its Subsidiaries) (however arising, including as a result of a diminution of the current or future revenues, earnings or net asset value of the Company (including its Subsidiaries)) of $90,000,000 or more in the aggregate.

         (b) Exhibit 21.1 of the Company's Form 10-K for the year ended December 31, 2003 lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens"). Except as set forth in Exhibit 21.1 of the Company's Form 10-K for the year ended December 31, 2003 or in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

         (c) The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and by-laws (the "Company Charter Documents") and complete and correct copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the "Subsidiary Documents"), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2001 through the date of this Agreement.

         SECTION 3.2 Capitalization.

         (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). At the close of business on March 5, 2004 (except with respect to the information in clause (ii) below, which is as of the close of business on March 11, 2004), (i) 17,995,656 shares of Company Common Stock were issued and outstanding (of which 687,153 shares of Company Common Stock were held by the Company in its treasury), (ii) 4,557,462 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,210,931 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 3,906,250 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 3% Convertible Senior Notes due 2023 ("Convertible Notes") issued pursuant to an Indenture, dated as of September 19, 2003, between the Company and U.S. Bank National Association (the "Indenture") (a complete and correct copy of which has been delivered or made available to Parent). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of

March 11, 2004, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto, (2) the date of grant, (3) the expiration date, (4) exercise price thereof, (5) the name of the holder thereof and (6) the number of options that are vested. The weighted average exercise price as of February 10, 2004 of the then outstanding Options granted under the Company Stock Plans was not less than $22.50. Between March 5, 2004 and the date of this Agreement, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a). Except (A) as set forth above in this
Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

         (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

         (c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list of the following information, as of the date of this Agreement, with respect to the Convertible Notes: (i) the aggregate principal amount thereof, (ii) the aggregate amount of accrued and unpaid interest thereon and (iii) the conversion price thereof as of the date hereof.

         SECTION 3.3 Authority; Noncontravention; Voting Requirements.


         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this

Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the "Bankruptcy and Equity Exception").

         (b) The Company's Board of Directors, at a meeting duly called and held, has by unanimous vote of all directors present (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement (the "Company Board Recommendation").

         (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, Intellectual Property Rights or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") that is listed in Section 3.13(a) of the Company Disclosure Schedule or that is otherwise material to the business of the Company or its Subsidiaries or any Permit.

         (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

         SECTION 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Securities

Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of The Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, "Foreign Antitrust Laws"), and (v) filings with the U.S. Department of State required under Section 122.4 of the International Traffic in Arms Regulations, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

         SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

         (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with or to the SEC since January 1, 2001 (collectively, together with the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 Form 10-K ") in the form included in
Section 3.5(a) of the Company Disclosure Schedule, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents")). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective date (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities
Act) and as of their respective SEC filing dates and the date of each amendment thereto filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied (or, in the case of the 2003 Form 10-K, will comply) in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained (and, in the case of the 2003 Form 10-K, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or, in the case of the 2003 Form 10-K, will be) made, not misleading. No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The 2003 Form 10-K will be filed with the SEC on the date hereof in the form included in Section 3.5(a) of the Company Disclosure Schedule.

         (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

         (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as may be disclosed in reports filed by the Company with the SEC after the date of this Agreement in accordance with applicable SEC requirements with respect to disclosure controls and procedures maintained by the Company after the date hereof (it being understood that any such disclosure in such reports shall not have the effect of modifying the representation set forth in this sentence, to the extent this representation relates to the period prior to the date hereof), such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has provided to Parent a correct and complete summary of any such disclosure made by management of the Company to the Company's auditors and audit committee since January 1, 2002. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed since January 1, 2001, the principal executive officer and the principal financial officer of Company have made (or, in the case of the 2003 Form 10-K, will make at the time of filing thereof) all certifications required by the Sarbanes-

Oxley Act of 2002 and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications are complete and correct.

         (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Filed Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, between the Company's proxy statement dated May 9, 2003 and the date of this Agreement, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         (e) Since July 30, 2002, (x) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

         (f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2003 (the "Balance Sheet Date") (including the notes thereto) included in the 2003 Form 10-K, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (iii) incurred after the date hereof in accordance with Section 5.2.

         SECTION 3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date of this Agreement (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

         SECTION 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (including their respective Intellectual Property Rights) by or before any Governmental Authority, including, in each case, in connection with an alleged violation of applicable Laws relating to (i) the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the US Department of Commerce and the US Department of State ("Export Control Requirements"), or (ii) improper payments, including the Foreign Corrupt Practices Act.

         SECTION 3.8 Compliance With Laws; Permits.

         (a) The Company and its Subsidiaries are (and since January 1, 2002 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and improper payments). Without limiting the generality of the foregoing, except as set forth in Section 3.8(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya or Sudan. Since January 1, 2002, neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of any Governmental Damages. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and improper payments).

         (b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, "Permits"). The Company and its Subsidiaries are (and since January 1, 2002 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole.

         SECTION 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

         SECTION 3.10 Tax Matters.

         (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it (including all Section 338 elections relating to the Company's acquisition of Yxlon International Holding GmbH and its Subsidiaries), and all such Tax Returns and elections are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

         (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

         (c) The Federal income Tax Returns of the Company and each of its U.S. Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through September 1996. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

         (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

         (e) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding.

         (f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

         (g) The Company has made available to Parent complete and correct copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

         (h) The Company is not a "United States real property holding corporation" within the meaning of Section 897 of the Code during the 5-year period ending on the Closing Date.

         (i) For purposes of this Agreement: (i) "Taxes" shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         SECTION 3.11 Employee Benefits and Labor Matters.

         (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of the following matters as of the date of this Agreement: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements or payroll practices, including employment, consulting or other compensation agreements, collective bargaining agreements, and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case pursuant to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the "Employees"); but excluding all plans, agreements, policies, arrangements or practices providing for "at will" employment which can be terminated without liability in excess of $200,000 in the aggregate or $50,000 for any single such plan, agreement, policy, arrangement or practice (collectively, including the Company Stock Plans, the "Company Plans"). Section 3.11(a) of the Company Disclosure Schedule separately sets forth as of the date of this Agreement each Company Plan which is a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA.

         (b) True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions, or if there is none for a particular Company Plan, the primary written explanation to employees of that plan; and (v) written descriptions of all non-written agreements relating to the Company Plans.

         (c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, since January 1, 2001, the Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

         (d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code (in the case of tax-favored treatment for U.S. federal income tax purposes) or other applicable Laws (other than the Laws of the United States or jurisdictions located within the United States and its territories) meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, nothing has occurred with respect to the operation of the Company Plans that would reasonably be expected to cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

         (e) Neither the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA ("ERISA Affiliates") has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan. Parent will not have by reason of the consummation of the Transactions any additional obligation or liability (contingent or otherwise) (i) with respect to any Multiemployer Plan, or (ii) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement).

         (f) With respect to each Company Post-Employment Benefit Plan (as defined below), the Company has provided or made available to Parent separately as to each such plan as of December 31, 2003: (i) a statement of the liabilities under such plan (as determined using actuarial assumptions consistent with U.S. GAAP (regardless of whether U.S. GAAP applies), (ii) a list of all assets of such plan, (iii) the amount of any book reserves or other amounts set aside for payment of liabilities arising under such plan, and (iv) the amount or a description of any undisclosed liabilities arising under such plan. A "Company Post-Employment Benefit Plan" is any Company Plan providing for post-employment benefits other than (v) a governmental plan (within the United States) to which contributions are mandatory, such as Social Security or Medicare, (w) a defined contribution plan within the meaning of Section 414(i) of the Code, (x) a plan the liability for which is contingent on an event (such as death or disability) occurring while the employee is still an employee and the benefit is provided pursuant to one or more insurance policies or annuity contracts for which the premiums have been paid currently, (y) a plan for which the sole post-employment benefit is required under COBRA or similar laws of any state within the United States or (z) where all liabilities under such plan are fully provided for or otherwise fully satisfied by one or more fully paid up insurance policies or annuity contracts with a person unaffiliated with the Company or any of its Subsidiaries.

         Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, each Company Post-Employment Benefit Plan primarily covering current or former employees of the Company or any of its Subsidiaries is funded through assets held in a trust or similar funding vehicle, insurance, annuity contracts or similar agreements, or amounts reserved on the financial statements of the Company or any of its Subsidiaries such that the liabilities arising under such plan (as calculated using actuarial assumptions and methods consistent with U.S. GAAP regardless of whether U.S. GAAP applies) are fully satisfied or provided for. Each Company Plan complies in all material respects with all applicable Laws and to the extent such plan is intended or required to register with any Governmental Authority such plan is and has been properly registered.

         (g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Company SEC Documents for the period ending as of the Closing Date and for the three preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on such balance sheets. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to
Section 412 of the Code.

         (h) There is no "amount of unfunded benefit liabilities" as defined in
Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of ERISA, as determined in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Company Plan.

         (i) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Title IV Plan, or incurred any outstanding liability under
Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been timely paid.

         (j) Except as otherwise disclosed in Section 3.11(j) of the Company Disclosure Schedule, no liability under any Company Plan is funded, nor has any such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AA (or better) by Standard & Poor's Corporation or the equivalent by a nationally recognized rating agency.

         (k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

         (l) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the

Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

         (m) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

         (n) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or similar laws of any state within the United States, and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

         (o) Except (i) as set forth in Section 3.11(o) of the Company Disclosure Schedule or (ii) as set forth in Sections 2.1 and 2.3, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

         (p) Neither the Company nor any of its Subsidiaries has a contract, plan or legally binding commitment to create any additional Company Plan or to modify any existing Company Plan. Neither the Company nor any of its Subsidiaries has announced in writing an intention to create any additional Company Plan or to modify any existing Company Plan.

         (q) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan. For purposes of this Section 3.11(q), a Company Stock Plan shall not be deemed to be a Company Plan.

         (r) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

         (s) Except as disclosed in Section 3.11(s) of the Company Disclosure Schedule, (i) none of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative ("labor organization") and (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. To the extent that any consultation or other obligations with respect to any labor organizations arise as a result of or are required to effect the Transactions, either under Law or Contract, the Company will fully satisfy all such obligations prior to Closing. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations or other similar labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or any of its Subsidiaries since September 1, 2003.

         SECTION 3.12 Environmental Matters.

         (a) Except (i) as set forth in Section 3.12(a) of the Company Disclosure Schedule and (ii) for those matters that, individually or in the aggregate, would not reasonably be expected to give rise to Environmental Liabilities in excess of $1,000,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries relating to or arising under Environmental Laws; (C) since January 1, 2001, neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently, or to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to give rise to Environmental Liabilities. The matters set forth in Section 3.12(a) of the Company Disclosure Schedule, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company has made available correct and complete copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company's possession or in the possession of a third party that performed such services on the Company's behalf and have been performed with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

            (c) The Transactions do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries on environmental matters; and no real estate owned or leased by the Company or any of its Subsidiaries is located in New Jersey or Connecticut.

            (d) (i) The Company and its Subsidiaries have obtained and currently maintain all Permits necessary under Environmental Laws for their operations,
(ii) there is no investigation known to the Company, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Permits, and (iii) neither the Company nor any of its Subsidiaries has received any notice from any Person to the effect that there is lacking any Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.

            (e) Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $1,000,000, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its Subsidiaries or to the Knowledge of the Company, any of their respective predecessors (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

            (f) Neither the Company nor any of its Subsidiaries has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

            (g) For purposes of this Agreement:

            (i) "Environmental Laws" means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic

      Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations.

            (ii) "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, in any case to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person under Environmental Laws.

            (iii) "Hazardous Materials" means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", "pollutant", "contaminant", "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

            (iv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

            SECTION 3.13 Contracts.

            (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations (contingent or otherwise): (i) Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, (ii) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Affiliates (excluding natural persons) to compete in any geographic area or line of business, (iii) partnership or joint venture agreement, (iv) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2001 (other than acquisitions or leases of supplies, office equipment or raw materials for operations in the ordinary course of business consistent with past practice), (v) Contract with any (A) Governmental Authority that involves consideration (whether or not measured in cash) in fiscal year 2003 in excess of $2,500,000 or that is reasonably likely to involve consideration in fiscal year 2004 or fiscal year 2005 in excess of $2,500,000 or (B) director, officer or other Affiliate of the Company, (vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (vii) voting agreement, (viii) license or royalty-bearing Contract (including all Intellectual Property Licenses, but excluding such licenses related to Intellectual Property related to Software embedded in or intended to be installed on products of the Company or any of its Subsidiaries which licenses are incorporated in its product sales and service agreements in the ordinary course of business ("Embedded Licenses"), licenses of commercial off-the-shelf Software and contract manufacturing Contracts and equipment or component testing Contracts entered into in the ordinary course of business),
(ix) customer, client or supply Contract of the Company or any Subsidiary of the Company that involves consideration (whether or not measured in cash) in fiscal year 2003 in excess of $2,500,000 or that is reasonably likely to involve consideration in fiscal year 2004 or fiscal year 2005 in excess of $2,500,000,
(x) sales representative or distribution Contract, (xi) collective bargaining agreement, (xii) "standstill" or similar agreement, (xiii) lease or rental Contract involving real property or payments in excess of $100,000 per year,
(xiv) Contract (other than Embedded Licenses and contract manufacturing Contracts, equipment or component testing Contracts, product sale and service agreements and agreements to manufacture components, in each case entered into in the ordinary course of business) providing for indemnification by the Company or any of its Subsidiaries against any charge of infringement of any Intellectual Property Rights, (xv) consulting Contract that is not terminable by the Company or its Subsidiaries on notice of 90 days or less, (xvi) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (A) product design or development Contract or
(B) Contract granting a right of first refusal or first negotiation, (xvii) Contract that is otherwise material to the business of the Company or its Subsidiaries whether or not entered into in the ordinary course of business consistent with past practice and (xviii) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a "Material Contract"). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.

            (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no Material Contract will cease to be valid and binding and in full force and effect as a result of the consummation of the Transactions and no approval, consent or waiver of any Person is needed in order that any Material Contract continue to be valid, binding and in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

            SECTION 3.14 Government Contracts. In connection with the business of the Company and its Subsidiaries:

            (a) With respect to each Government Contract and Government Subcontract, since January 1, 2000 (i) each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with the terms and conditions of such Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference, or by operation of law therein; (ii) each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with all applicable Laws or agreements pertaining to such Government Contract or Government Subcontract, including, where applicable, the Truth in Negotiations Act and the Company's Cost Accounting Standards disclosure statement, if any; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Subcontract were complete and correct as of their effective date and each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with all such representations and certifications; (iv) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company, its Subsidiaries or any of their respective Affiliates, either in writing or orally, that the Company, its Subsidiaries or any such Affiliate has breached or violated any enactment, certification, regulation, representation, clause, provision or requirement pertaining to such Government Contract or Government Subcontract; (v) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect pertaining to such Government Contract or Government Subcontract; (vi) to the Knowledge of the Company, no cost incurred by the Company, its Subsidiaries or any of their respective Affiliates pertaining to such Government Contract or Government Subcontract has been challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority and (vii) no money due to the Company or any of its Subsidiaries pertaining to such Government Contract or Government Subcontract has been withheld, reduced or set off nor has any claim been made to withhold or set off money and, to the Knowledge of the Company, the Company and its Subsidiaries are entitled to all progress payments received with respect thereto.

            (b) None of the Company, its Subsidiaries or any of their respective Affiliates nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants or agents is, or since January 1, 2000 has been, under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or any audit or investigation by the Company, its Subsidiaries or any of their respective Affiliates with respect to any alleged act or omission arising under or relating to any Government Contract or Government Subcontract and since January 1, 2000, none of the Company, its Subsidiaries or any of their respective Affiliates has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Subcontract.

            (c) There are (i) no outstanding claims against the Company, its Subsidiaries or any of their respective Affiliates, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (ii) no disputes between the Company, its Subsidiaries or their respective Affiliates, on the one hand, and the United States government, on the other hand, under the Contract Disputes Act or any other U.S. federal statute or between the Company, its Subsidiaries and their respective Affiliates, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Subcontract. None of the Company, its Subsidiaries and their respective Affiliates has any direct financial interest in any pending or potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

            (d) Since January 1, 2000, (i) none of the Company, its Subsidiaries or any of their respective Affiliates has been debarred or suspended from participation in the award of Contracts with any Governmental Authority; (ii) to the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, its Subsidiaries or any of their respective Affiliates, or any director, officer or employee of the Company, its Subsidiaries or any of their respective Affiliates and (iii) the Company's and its Subsidiaries' cost accounting and procurement systems and the associated entries reflected in the Company's financial statements included in the Filed Company SEC Documents with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with applicable Laws.

            (e) Since January 1, 2000, (i) all test and inspection results provided by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority pursuant to any Government Contract or Government Subcontract or to any other Person pursuant to a Government Contract or Government Subcontract or as a part of the delivery to any Governmental Authority or other Person pursuant to a Government Contract or Government Subcontract of any article designed, engineered, manufactured or repaired by the Company, its Subsidiaries or any of their respective Affiliates were complete and correct in all material respects as of the date so provided and (ii) the Company and its Subsidiaries have provided all test and inspection results to any Governmental Authority or to any other Person pursuant to a Government

Contract or Government Subcontract as required by applicable Law and the terms of the applicable Government Contract or Government Subcontract.

            (f) No statement, representation or warranty made by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority in connection with any Government Contract or Government Subcontract or to another party where the ultimate contracting party is a Governmental Authority contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

            (g) For purposes of this Section 3.14, the term "Affiliates" shall be deemed to exclude natural persons and entities controlled by such natural persons.

            SECTION 3.15 Title to Properties. Each of the Company and its Subsidiaries (i) has good and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company's management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. Section 3.15 of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by the Company and its Subsidiaries as of the date of this Agreement.

            SECTION 3.16 Intellectual Property.

            (a) Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are the sole and exclusive owner of, or have a valid right to use, sell or license, as the case may be, all Intellectual Property and Technology ("Intellectual Property Rights"), and have a continuing right to use, sell or license, as the case may be, all material Intellectual Property Rights, used, sold or licensed by the Company and its Subsidiaries, as applicable, in the business of the Company and its Subsidiaries as presently conducted and as currently proposed by the Company's management to be conducted.

            (b) Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule, the products and operation of the business of the Company and its Subsidiaries and the use of the Intellectual Property and Technology owned by the Company and its Subsidiaries in connection therewith, and their present and currently proposed business practices and methods, do not infringe, constitute an unauthorized use of, or violate any Intellectual Property right of any third party. The Intellectual Property owned by or licensed to each of the Company and its Subsidiaries includes all of the Intellectual Property necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses have been and are currently being conducted, and as currently proposed to be conducted by the Company's management.

            (c) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the licenses listed in Section 3.16(c) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is obligated to make any payments, whenever due, by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business.

            (d) Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Patents, registered Marks, pending applications for registration of any Marks, material unregistered Marks currently used, registered Copyrights, and pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries as of the date of this Agreement, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications have been filed as of the date of this Agreement.

            (e) Except as disclosed in Section 3.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property (excluding nonexclusive Embedded Licenses).

            (f) Except as disclosed in Section 3.16(f) of the Company Disclosure Schedule, no non-public, proprietary Intellectual Property material to the business of the Company or any of its Subsidiaries as presently conducted have been authorized to be disclosed or, to the Knowledge of the Company, actually disclosed by the Company or any of its Subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or subject to other confidentiality obligations that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property Rights of the Company and its Subsidiaries.

            (g) Except as disclosed in Section 3.16(g) of the Company Disclosure Schedule, the Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involve a claim or notice of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights, and have not received written notice of any such threatened claim, and, to the Knowledge of the Company, there are no facts or circumstances which management reasonably believes are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights. To the Knowledge of the Company, all material Intellectual Property owned by the Company or any of its Subsidiaries are valid and, except with respect to Patents for which applications are pending and rights extending beyond common law rights in Marks for which applications are pending, enforceable.

            (h) Except as disclosed in Section 3.16(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

            SECTION 3.17 Insurance, Claims and Warranties.

            (a) All material insurance policies of the Company and its Subsidiaries (the "Policies") are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy (except with respect to Policies that have been replaced with similar policies). With respect to each of the legal proceedings relating to events occurring on September 11, 2001 set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage and, with respect to each of the other legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage as of the date of this Agreement. The Transactions will not cause the Policies not to remain in full force and effect, and the Policies will not in any way be affected by, and will not terminate or lapse by reason of, the Transactions.

            (b) Section 3.17(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2001 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance. No circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

            (c) Section 3.17(c) of the Company Disclosure Schedule contains a complete and correct statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 12 months. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in material conformity with all applicable standards, contractual commitments and all express or implied warranties.

            SECTION 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of Deutsche Bank Securities Inc. ("Deutsche Bank") and Dresdner Kleinwort Wasserstein ("Dresdner"), each dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the "Fairness Opinions"). A complete and correct copy of each Fairness Opinion has been delivered to Parent. The Company represents and warrants that it has been authorized by Deutsche Bank and Dresdner, as applicable, to permit the inclusion of their respective Fairness Opinions and references thereto in the Proxy Statement.

            SECTION 3.19 Brokers and Other Advisors. Except for Deutsche Bank and Dresdner, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered or made available to Parent correct and complete copies of the Company's engagement letter with each of Deutsche Bank and Dresdner, which letters describe all fees payable to Deutsche Bank and Dresdner, as the case may be, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Deutsche Bank and Dresdner, as the case may be (the "Engagement Letters").

            SECTION 3.20 State Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL ("Section 203")) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement (and the Transactions) is sufficient to render inapplicable to this Agreement (and the Transactions) the restrictions on "business combinations" (as defined in Section 203) as set forth in Section 203.

                                   ARTICLE IV

             Representations and Warranties of Parent and Merger Sub

            Parent and Merger Sub jointly and severally represent and warrant to the Company:

            SECTION 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

            SECTION 4.2 Authority; Noncontravention.

            (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a "Parent Material Adverse Effect").

            SECTION 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            SECTION 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of such Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            SECTION 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            SECTION 4.6 Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

            SECTION 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

                                    ARTICLE V

                            Covenants and Agreements

            SECTION 5.1 Preparation of the Proxy Statement; Stockholder Meeting.

            (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and
(B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinions of Deutsche Bank and Dresdner referred to in Section 3.18. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company. Parent agrees to furnish to the Company all information concerning Parent and its Subsidiaries, officers and directors as may be reasonably requested in connection with the foregoing.

            (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by
(i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors' or such committee's approval of this Agreement or the Merger.

            SECTION 5.2 Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) use reasonable best efforts to comply in all material respects with all applicable Laws (including making appropriate voluntary disclosures to

Governmental Authorities) and the requirements of all Material Contracts and Permits, (y) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and (ii) retain the services of its present officers and key employees, and (z) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on
Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

            (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock (A) to participants in the Company's 2002 Employee Stock Purchase Plan in accordance with the terms thereof as of the Balance Sheet Date, or upon the exercise of options granted under the Company Stock Plans in accordance with the terms thereof as of the Balance Sheet Date and (B) upon the conversion of Convertible Notes, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of its capital stock, voting securities or equity interests;
(iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent);
(iv) split, combine, subdivide or reclassify any shares of its capital stock; or
(v) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required (A) pursuant to employment agreements in effect on the date of this Agreement (complete and correct copies of which have been delivered or made available to Parent by the Company) or (B) as a result of the Transactions in accordance with the terms of the applicable Company Stock Plan as of the Balance Sheet Date;

            (b) incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement), other than (i) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company, (ii) indebtedness in respect of performance bonds and letters of credit issued in the ordinary course of business consistent with past practice under the Company's existing credit facility with Silicon Valley Bank and (iii) borrowings by Yxlon International X-Ray GmbH under its credit facilities existing on the date hereof with Dresdner and Vereins und Westbank, in the ordinary course of business consistent with past practice;

            (c) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of products and Embedded Licenses, in each case in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, or (C) dispositions of obsolete or worthless assets;

            (d) make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

            (e) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business, division or assets (other than acquisitions of supplies and raw materials for operations in the ordinary course of business consistent with past practice, and capital expenditures to the extent permitted under clause (d) above);

            (f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

            (g) (i) enter into, terminate or amend any Material Contract, or any other Contract that would be a Material Contract if such Contract were entered into during the period from the date of this Agreement until the Effective Time, other than in the ordinary course of business consistent with past practice,
(ii) enter into a real estate lease (other than for immaterial office and storage space) or Intellectual Property license (as licensee) (excluding licenses of commercial off-the-shelf Software), (iii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any Subsidiary or existing or future Affiliate of the Company (other than natural persons and entities controlled by such persons), from engaging in any line of business or in any geographic area (other than agreements with sales representatives and distributors entered into after reasonable consultation with Parent), (iv) amend or modify either of the Engagement Letters, (v) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions (other than immaterial Contracts that would not materially impact the nature of the Company's business), (vi) release any Person from, or modify or waive any provision of, any confidentiality, nondisclosure or similar agreement related to the

Company's proprietary Intellectual Property or other non-public information or
(vii) take any action to render the restrictive provisions of Section 203 inapplicable to any transaction (other than the Transactions) or any Person (other than Parent and Merger Sub);

            (h) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable law or the terms of agreements in effect as of the date of this Agreement as set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been delivered or made available to Parent by the Company), (ii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice and (iii) the termination (with respect to a terminated employee or consultant) of any agreements or arrangements with a terminated employee or consultant;

            (i) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

            (j) make any changes (other than immaterial changes made in the ordinary course of business consistent with past practice) in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law;

            (k) amend the Company Charter Documents or the Subsidiary Documents;

            (l) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

            (m) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including payment or prepayment of long-term indebtedness of the Company, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of other liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

            (n) settle or compromise any litigation or proceeding to the extent that such settlement or compromise (i) requires that the Company or its Subsidiaries pay more than $1,000,000 in the aggregate or (ii) does not provide for a full release of the Company and its Subsidiaries, as applicable (this covenant being in addition to the Company's agreement set forth in Section 5.9 hereof);

            (o) enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC;

            (p) take any action of the type referred to in the second sentence of Section 3.8(a); or

            (q) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not being satisfied.

            SECTION 5.3 No Solicitation by the Company; Etc.

            (a) The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties by the Company, its Subsidiaries or Representatives that are still in the possession of such Persons. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage the initiation of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to any Takeover Proposal; provided, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement or any standstill agreement and that the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of state Law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company's stockholders under Delaware law, then the Company and its Representatives may (but only prior to obtaining the Company Stockholder Approval), in response to such Takeover Proposal and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. The Company shall take all action necessary to enforce each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company.

            (b) In addition to the other obligations of the Company set forth in this Section 5.3, promptly (and in no event later than 48 hours) after any officer or director of the Company becomes aware that any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent, orally and in writing, of such proposal, offer, inquiry or other contact and shall, as part of so advising Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and, in connection therewith, shall simultaneously provide to Parent copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall keep Parent informed, on a timely basis and in reasonable detail, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

            (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) allow, cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement providing for or contemplating the consummation of any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing or any other provision of this Agreement, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Superior Proposal, if such Board determines in good faith, after reviewing applicable provisions of state Law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under Delaware law and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement or any standstill agreement and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the three business day period described below, enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to
Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the third business day following Parent's receipt of written notice (the "Notice") from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such three business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent's Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such three business day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

            (d) For purposes of this Agreement:

            "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) having a fair market value equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution (other than liquidation or dissolution of wholly-owned Subsidiaries of the Company) or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company and mergers in order to effect acquisitions by the Company or its Subsidiaries that if consummated would result in a Person beneficially owning not more than 14.9% of any class of equity securities of the Company or any of its Subsidiaries) or any assets of the Company and its Subsidiaries having a fair market value equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues or earnings on a consolidated basis are attributable; in each case, other than the Transactions.

            "Superior Proposal" means a bona fide written offer obtained not in breach of this Agreement or any standstill agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company's stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

            (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in
Section 7.1(c)(iii) of this Agreement; provided further, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

            SECTION 5.4 Further Action; Reasonable Best Efforts.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

            (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c): (i) in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections; and (ii) in order to resolve any proceeding, claim, suit, action or objection of the type referred to in clause "(i)" of this sentence and to otherwise obtain clearance under any Competition Law, Parent shall offer and agree to the disposition (and to any other action related thereto as may be reasonably required) of the Company NDT Business.

            (c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit:
(i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent's ability to retain, the Company or any businesses, product lines or assets of the Company other than the Company NDT Business, or (ii) Parent's or its Subsidiaries' or Affiliates' ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or, except with respect to the Company NDT Business, the Company or its Subsidiaries.

            (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b)(i) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

            (e) The Company shall (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

            (f) For purposes hereof, "Competition Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

            SECTION 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case (except in connection with press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors pursuant to and in accordance with Section 5.3(c)) neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable.

            SECTION 5.6 Access to Information; Confidentiality. Subject to applicable Laws relating to access to and the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access during normal business hours and on reasonable advance notice to the Company's and its Subsidiaries' properties, books, Contracts, commitments, records (including materials filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws), officers, employees, accountants, counsel, financial advisors and other Representatives (such access not to materially disrupt or interfere with the business operations of the Company) and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of December 1, 2003, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold information received from the Company pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.6 will affect or modify any of the representations and warranties of the Company.

            SECTION 5.7 Notification of Certain Matters. The Company shall use reasonable best efforts to give prompt notice to Parent, and Parent shall use reasonable best efforts to give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings, to such party's Knowledge, commenced or threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6) (x) be considered in determining whether any representation or warranty is true for purposes of Article VI or Article VII,
(y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this
Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

            SECTION 5.8 Indemnification and Insurance.

            (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by (A) the Company Charter Documents as in effect on the date of this Agreement and (B) any applicable contract as in effect on the date of this Agreement; provided, however, that (i) the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee's responsibility for breach of this Agreement and (ii) such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its directors and officers.

            (b) Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees

(as defined to mean those persons currently insured under the Company's directors' and officers' insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

            (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

            SECTION 5.9 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent's prior consent (which consent shall not be unreasonably withheld or delayed).

            SECTION 5.10 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except as otherwise provided in Section 7.3.

            SECTION 5.11 Employee Benefits.

            (a) For a period of at least one year following the Effective Time (such period of time, the "Protected Period"), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries pay (which shall include rates of base salary or wages and annual bonus opportunities), and benefits which are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the employees of the Company and its Subsidiaries on the date hereof. For purposes of the preceding sentence, all stock option and similar equity grant or purchase programs or plans maintained by the Company or its Subsidiaries shall be disregarded.

            (b) Employees of the Company and its Subsidiaries as of the Closing shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee's severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee's vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) in which current employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations not otherwise applicable under the Company Benefit Plans.

            (c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.11(a) of the Company Disclosure Schedule.

            (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.

            SECTION 5.12 Sale of Company NDT Business. Promptly following the execution of this Agreement, the Company shall prepare such information (including financial information) and take such other actions as Parent shall reasonably request and shall otherwise be reasonably appropriate to effect the disposition of the Company NDT Business in connection with obtaining clearances under Competition Laws as contemplated by Section 5.4 (it being understood that the Company shall not be required to dispose of the Company NDT Business unless the Transactions are consummated). Without limiting the provisions of Section 5.2, Parent shall be entitled to participate in the identification of potential purchasers of the Company NDT Business and to review all proposals received from and to participate in all discussions and negotiations with potential purchasers.

                                   ARTICLE VI

                              Conditions Precedent

            SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable
Law) on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

            (b) Antitrust. Any waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired, or terminated; and

            (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

            SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualification (other than such qualifications set forth in Sections 3.5(a), 3.5(b), 3.5(c), 3.9, 3.13(a), 3.13(b) (as used in the term "Material Contract") and 3.16(d) and the first and last sentences of Section 3.6)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) the representations and warranties made in
Section 3.2(a) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) in the event the Initial Outside Date is automatically extended in accordance with
Section 7.1(b)(i), the representation and warranty set forth in the first sentence of Section 3.6 shall be true and correct as of the date of this Agreement and as of the Initial Outside Date;

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

            (c) Officer's Certificate. Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

            (d) Company Material Adverse Effect. Since the date of this Agreement through the Initial Outside Date or, if sooner, the Closing Date, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

            (e) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation or (iii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates;

            (f) No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(e) shall be in effect;

            (g) Certifications. None of the Company's or its Subsidiaries' explosive detection systems shall have failed to maintain their respective certifications (or successor certifications) from the Transportation Security Administration or the Federal Aviation Administration, or failed to obtain re-certification if necessary.

            (h) Director Resignations. Parent shall have received written resignation letters from each of the members of the Board of Directors of the Company effective as of the Effective Time;

            (i) Sarbanes-Oxley Certifications. With respect to any applicable reports of the Company filed with the SEC after the date of this Agreement, neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide the necessary certifications (i) as and in the form required under Section 302 of the Sarbanes-Oxley Act of 2002 and (ii) as required under Section 906 of the Sarbanes-Oxley Act of 2002 and in the form previously filed by the Company.

            SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

            (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

            (c) Officer's Certificate. The Company shall have received a certificate, signed on behalf of Parent by a Vice President of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

            SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in
Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement.

                                   ARTICLE VII

                                   Termination

            SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

            (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

            (b) by either of the Company or Parent:

            (i) if the Merger shall not have been consummated on or before October 31, 2004 (the "Initial Outside Date"); provided, however, that:
      (A) if the Merger shall not have been consummated on or before such date because the condition set forth in Section 6.1(b) (or in Section 6.2(e) or 6.2(f) as a result of an action, investigation, proceeding, litigation or Restraint under Competition Laws) has not been satisfied or waived, then such date shall be automatically extended to January 31, 2005 (the "Outside Date"), and (B) the right to terminate this Agreement under this
      Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Initial Outside Date or the Outside Date, as the case may be, was primarily due to the failure of such party to perform any of its obligations under this Agreement;

            (ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this
      Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

            (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

            (c) by Parent:

            (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
      Section 6.2(a) or (b) would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company by the Initial Outside Date or the Outside Date, as the case may be, through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i);

            (ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available to Parent if such Restraint was primarily due to the failure of Parent or Merger Sub to perform any of its respective obligations under this Agreement; or

            (iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions,
      (B) shall have approved or recommended to the stockholders of the Company a Takeover Proposal, (C) shall not have rejected any proposal respecting a Takeover Proposal within ten (10) business days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (D) shall have failed to publicly reconfirm the Company Board Recommendation or its approval of any of the Transactions within five (5) business days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal; or

            (d) by the Company:

            (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub by the Initial Outside Date or the Outside Date, as the case may be, through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d); or

            (ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (B) the Company Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

            SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.19, the penultimate sentence of Section 5.6, Sections 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement or willful misrepresentation herein.

            SECTION 7.3 Termination Fee.

            (a) In the event that (A)(x) this Agreement is terminated by the Company or Parent pursuant to (i) Section 7.1(b)(i) (and (1) at the time of such termination a vote to obtain the Company Stockholder Approval has not been held,
(2) prior to such termination a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and (3) the failure to hold such vote is not the result of a breach of this Agreement by Parent) or
(ii) Section 7.1(b)(iii) (and, prior to such termination, a Takeover Proposal shall have been made known to the Company and announced or disclosed to the Company's stockholders or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal), and (y) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Takeover Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Takeover Proposal that is subsequently consummated, (B) this Agreement is terminated by Parent pursuant to
Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $32,000,000 in cash (the "Termination Fee"). For purposes of this Section 7.3, 40% shall be substituted for 15% in the definition of Takeover Proposal.

            (b) Any payment required to be made pursuant to clause (A) of
Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to Section 7.1(c)(iii)); any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1 (d)(ii).

            (c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank from time to time, in the City of New York, as such bank's Prime Lending Rate. In addition, if the Company shall fail to pay such fee, when due, the Company shall also pay to Parent all of Parent's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

                                  ARTICLE VIII

                                  Miscellaneous

            SECTION 8.1 Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.10,
7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

            SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

            SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

            SECTION 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

            SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Confidentiality Agreement and the Joint Defense Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of

Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

            SECTION 8.7 Governing Law; Waiver of Jury Trial.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

            (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

            SECTION 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

            It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court located in the City of Wilmington, State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

            SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court located in the City of Wilmington, State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Chancery Court located in the City of Wilmington, State of Delaware.

            SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

            If to Parent or Merger Sub, to:

                  GE Infrastructure
                  187 Danbury Road
                  Wilton, CT  06897
                  Attention:  General Counsel
                  Facsimile:  (203) 761-1924

            with copies (which shall not constitute notice) to:

                  General Electric Company
                  3135 Easton Turnpike
                  Fairfield, CT  06431
                  Attention:  Vice President and Senior Counsel, Transactions
                  Facsimile:  (203) 373-3008

                  and

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY 10153
                  Attention:  Howard Chatzinoff, Esq.
                  Facsimile:  (212) 310-8007

            If to the Company, to:

                  Invision Technologies, Inc
                  7151 Gateway Blvd.
                  Newark, CA  94560
                  Attention:  Andrew D. Siegel
                  Facsimile:  (510) 608-0770

            with a copy (which shall not constitute notice) to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, CA 94306
                  Attention:  Keith A. Flaum, Esq.
                  Facsimile:  (650) 849-7400

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

            SECTION 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

            SECTION 8.12 Definitions.

            (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

            "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

            "business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Company NDT Business" shall mean the non-destructive testing business of Yxlon International Holding GmbH and its Subsidiaries (other than Yxlon International Security GmbH) and Yxlon International Inc., including the employees of such business.

            "Company Stock Plans" shall mean the following plans of the Company:
InVision 1991 Equity Incentive Plan, InVision 2000 Non-Officer Equity Incentive Plan, InVision 2000 Equity Incentive Plan, InVision Change in Control Equity Acceleration Plan, InVision 2002 Employee Stock Purchase Plan and Quantum Magnetics 1994 Qualified and Non-Qualified Stock Option Plan.

            "Filed Company SEC Documents" means the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement and the 2003 Form 10-K.

            "GAAP" shall mean generally accepted accounting principles in the United States.

            "Government Contract" means a Contract between the Company, any of its Subsidiaries or any of their respective Affiliates (excluding natural persons and entities controlled by such persons) on the one hand, and any Governmental Authority on the other hand, including any facilities Contract for the use of government-owned facilities. Government Contracts include, as appropriate, all bids and proposals submitted to any Governmental Authority by the Company, any of its Subsidiaries or any of their respective Affiliates (excluding natural persons and entities controlled by such persons) that may result in the award of a Government Contract.

            "Government Subcontract" means a Contract that is a subcontract between the Company, any of its Subsidiaries or any of their respective Affiliates (excluding natural persons and entities controlled by such persons) on the one hand, and any third party on the other hand, relating to a Contract between such third party and (a) any Governmental Authority or (b) another party where the ultimate contracting party is a Governmental Authority. Government Subcontract includes all bids and proposals submitted to any party that may result in the award of a Government Subcontract.

            "Governmental Authority" shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

            "Governmental Damages" shall mean (i) any penalties or fines paid by the Company or any of its Subsidiaries to a Governmental Authority or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.

            "Governmental Investigation" shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Intellectual Property" of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, "Patents"); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets"); and (v) all Software.

            "Intellectual Property License" shall mean any grant to a Person of any right to use any Intellectual Property.

            "Joint Defense Agreement" shall mean that Joint Defense Agreement among Parent, the Company and the other parties thereto.

            "Knowledge" of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge after due inquiry of such Person's executive officers and all other officers and managers having primary responsibility relating to the applicable matter.

            "Options" shall mean options representing the right to acquire shares of Company Common Stock.

            "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

            "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

            "Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

            "Technology" shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

            "Transactions" refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby.

            The following terms are defined on the page of this Agreement set forth after such term below:

2003 Form 10-K..............................................................  11
Agreement...................................................................   1
Appraisal Shares............................................................   3
Balance Sheet Date..........................................................  13
Bankruptcy and Equity Exception.............................................  10
Certificate.................................................................   3
Certificate of Merger.......................................................   1
Closing.....................................................................   1
Closing Date................................................................   1
COBRA.......................................................................  20
Company.....................................................................   1
Company Acquisition Agreement...............................................  38
Company Board Recommendation................................................  10
Company Charter Documents...................................................   8
Company Common Stock........................................................   2
Company Disclosure Schedule.................................................   6
Company Material Adverse Effect.............................................   7
Company Plans...............................................................  17
Company Preferred Stock.....................................................   8
Company SEC Documents.......................................................  11
Company Stockholder Approval................................................  10
Company Stockholders Meeting................................................  33
Competition Laws............................................................  42
Confidentiality Agreement...................................................  42
Contract....................................................................  10
Convertible Notes...........................................................   8
D&O Insurance...............................................................  44
Deutsche Bank...............................................................  30
DGCL........................................................................   1
DOJ.........................................................................  41
Dresdner....................................................................  30
Effective Time..............................................................   2
Embedded Licenses...........................................................  24
Employees...................................................................  17
Engagement Letters..........................................................  30
ERISA.......................................................................  17
ERISA Affiliates............................................................  18
Exchange Act................................................................  11
Export Control Requirements.................................................  14
Fairness Opinions...........................................................  30
Foreign Antitrust Laws......................................................  11
FTC.........................................................................  41
Indemnitees.................................................................  43
Indenture...................................................................   8
Initial Outside Date........................................................  48
Intellectual Property Rights................................................  27
labor organization..........................................................  20
Laws........................................................................  14
Liens.......................................................................   8
Material Contract...........................................................  24
Merger......................................................................   1
Merger Consideration........................................................   3
Merger Sub..................................................................   1
Multiemployer Plan..........................................................  17
Notice......................................................................  39
Option......................................................................   5
Option Consideration........................................................   5
Outside Date................................................................  48
Parent......................................................................   1
Parent Material Adverse Effect..............................................  32
Paying Agent................................................................   4
Payment Fund................................................................   4
PBGC........................................................................  19
Permits.....................................................................  15
Policies....................................................................  29
Protected Period............................................................  44
Proxy Statement.............................................................  10
Representatives.............................................................  37
Restraints..................................................................  46
SEC.........................................................................   6
Section 203.................................................................  30
Section 262.................................................................   3

Securities Act..............................................................   8
Subsidiary Documents........................................................   8
Superior Proposal...........................................................  40
Surviving Corporation.......................................................   1
Takeover Proposal...........................................................  39
Tax Returns.................................................................  16
Taxes.......................................................................  16
Terminating Company Breach..................................................  49
Terminating Parent Breach...................................................  49
Termination Fee.............................................................  51
WARN........................................................................  21

            SECTION 8.13 Interpretation.

            (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

            (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                            [signature page follows]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                       GENERAL ELECTRIC COMPANY



                                       By: /s/ William A. Woodburn
                                           -------------------------------------
                                           Name:   William A. Woodburn
                                           Title:  President and CEO
                                                   GE Infrastructure



                                       JET ACQUISITION SUB, INC.



                                       By: /s/ Derek Feng
                                           -------------------------------------
                                           Name:   Derek Feng
                                           Title:  Vice President



                                       INVISION TECHNOLOGIES, INC.



                                       By: /s/ Sergio Magistri
                                           -------------------------------------
                                           Name:   Sergio Magistri
                                           Title:  President and CEO



                                       By: /s/ Donald Mattson
                                           -------------------------------------
                                           Name:   Donald E. Mattson
                                           Title:  Senior Vice President and COO


                         [AGREEMENT AND PLAN OF MERGER]